Exhibit 99.1
Keros Therapeutics Appoints Anne Prener to its Board of Directors

LEXINGTON, Mass., June 25, 2026 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced the appointment of Anne Prener, M.D., Ph.D., to its Board of Directors, effective July 1, 2026.

“We are delighted to welcome Dr. Prener to Keros’ Board of Directors,” said Jean-Jacques Bienaimé, Chair of the Board of Directors. “The combination of her clinical development expertise and executive leadership experience will be invaluable as we continue to advance our pipeline and execute on our corporate strategy. Her perspective will be instrumental in supporting the Company for long-term growth and value creation.”

“I am thrilled to join Keros’ Board at this exciting stage in its evolution,” said Dr. Prener. “Keros has built a compelling foundation, with a differentiated scientific approach, and a clear commitment to addressing significant unmet patient needs. I look forward to working closely with the Board and executive team to support the Company’s strategic priorities and continue advancing its mission of delivering meaningful and potentially disease-modifying benefits to patients.”

Dr. Prener serves as a Senior Innovation Advisor at the University of Copenhagen and as non-executive director of the board of XSpray Pharma. Previously, Dr. Prener served as Chief Executive Officer of Imbria Pharmaceuticals Inc. from July 2020 until September 2024 and as venture partner at SV Health Investors from September 2020 until October 2024. From July 2017 to June 2019, Dr. Prener served as Chief Executive Officer of Freeline Therapeutics Ltd. Prior to joining Freeline, she served as Chief Executive Officer of Gyroscope Therapeutics Ltd., from August 2016 until July 2017. Before that, Dr. Prener was Global Therapeutic Area Head of Hematology and Vice President, Clinical Research Hematology at Baxalta. Earlier in her career, Dr. Prener held several positions of increasing responsibility at Novo Nordisk, most recently serving as Senior Vice President, Hemophilia R&D Portfolio. Dr. Prener previously served on the boards of directors of Galecto, Inc., Rubius Therapeutics, Inc. and Kaleido Biosciences, Inc.

Dr. Prener received a Ph.D. in epidemiology and an M.D., both from the University of Copenhagen.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including skeletal muscle, bone, adipose, heart tissue and blood. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of Duchenne muscular dystrophy and for the treatment of amyotrophic lateral sclerosis. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as

amended. Words such as “continue,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding the further advancement of its pipeline; and the expected contributions of Dr. Prener; Keros’ ability to deliver meaningful and potentially disease-modifying benefits to patients. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, rinvatercept and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2026, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042